Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-29439, 333-62681, 333-78199, 333-59478, 333-88360, 333-112738, 333-117058 and 333-44922) of our report dated March 30, 2007, with respect to the consolidated financial statements and schedule of GTSI Corp. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young, LLP

McLean, Virginia
March 30, 2007